UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
November 11, 2013
Date of Report (Date of earliest event reported)

__________________________________________

SCHWEITZER-MAUDUIT INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Delaware	62-1612879
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

100 North Point Center East, Suite 600 Alpharetta, Georgia	30022
(Address of principal executive offices)	(Zip code)

1-800-514-0186
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐  Written communications pursuant to Rule 425 under the Securities Act. (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act. (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act. (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act. (17 CFR 240.13c-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As of November 18, 2013, Mr. Robert Cardin will be appointed the Corporate Controller and Principal Accounting Officer of Schweitzer-Mauduit International, Inc. (the “Company”). He will replace Mr. Mark Spears in those roles. Mr. Spears notified the Company on November 11, 2013 of his intention to resign from the Company.

Mr. Cardin, age 50, has served as Controller for Syncreon, a specialized provider of integrated logistics services to global industries, since 2011. Prior to that time he was employed by DENTSPLY International Inc., a worldwide manufacturer of dental products, as Assistant Corporate Controller from 2010 to 2011 and as Group Controller - Dental Consumables Business from 2004 to 2010.

Mr. Cardin does not have an employment contract with the Company, and he is not a party to any related person transactions. Mr. Cardin’s compensation will consist of a base salary of $241,000 per year plus a target annual incentive bonus of 40 percent of base salary and a long-term incentive bonus targeted at 25 percent of base salary, which is payable in the Company's restricted stock. Mr. Cardin will also receive relocation assistance, will participate in the Company’s severance plan and will receive health and welfare and other benefits on the same terms made available to all salaried employees.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Schweitzer-Mauduit International, Inc.

By:/s/ Jeffrey A. Cook
Jeffrey A. Cook
Executive Vice President,
Chief Financial Officer & Treasurer

Dated: November 11, 2013